Exhibit 5.1

2001 ROSS AVENUE	AUSTIN	LONDON
DALLAS, TEXAS	BEIJING	MOSCOW
75201-2980	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 214.953.6500	DUBAI	RIYADH
FAX +1 214.953.6503	HONG KONG	SAN FRANCISCO
BakerBotts.com	HOUSTON	WASHINGTON

February 22, 2019

EnLink Midstream, LLC

1722 Routh Street, Suite 1300

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel for EnLink Midstream, LLC, a Delaware limited liability company (the “Company”), in connection with the proposed offering and sale from time to time by the Company of common units representing limited liability company interests in the Company having an aggregate offering price of up to $400,000,000 (the “Common Units”) pursuant to that certain Equity Distribution Agreement dated February 22, 2019 (the “Distribution Agreement”) by and among the Company, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BMO Capital Markets Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Jefferies LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc., SunTrust Robinson Humphrey, Inc., and Wells Fargo Securities, LLC.

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-229806), with respect to the Common Units being sold by the Company (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The prospectus supplement dated February 22, 2019, which together with the accompanying prospectus dated February 22, 2019 (collectively, the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In our capacity as your counsel in connection with the filing referred to above and as a basis for the opinions herein after expressed, we have examined (i) the Registration Statement and the Prospectus, (ii) Second Amended and Restated Operating Agreement of the Company (the “Operating Agreement”) and the Certificate of Formation of the Company, each as amended to the date hereof, (iii) the Second Amended and Restated Limited Liability Company Agreement of EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of the Company (the “Managing Member”), and the Certificate of Formation of the Managing Member, each as amended to the date hereof, (iv) the Delaware Limited Liability Company Act (the “Delaware LLC Act”), (v) originals, or copies certified or otherwise identified, of the limited liability company records of the Company and the Managing Member, as furnished to us by the Managing Member, (vi) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company and the Managing Member and (vii) statutes and other instruments and documents as we deemed necessary or advisable for the opinions hereafter expressed.

EnLink Midstream, LLC	-2-	February 22, 2019

In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.  We have also assumed that all Common Units will be issued and sold in the manner set forth in the Prospectus and the Distribution Agreement and that certificates for the Common Units, if any, will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for the Company, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Company in accordance with the provisions of the governing documents of the Company.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the Distribution Agreement and as described in the Registration Statement, will be validly issued in accordance with the Operating Agreement and, under the Delaware LLC Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of the Common Units or contributions to the Company solely by reason of their ownership of the Common Units or their status as members of the Company, except for their obligation to repay any funds wrongfully distributed to them or as they otherwise may have agreed.

The opinion set forth above is limited in all respects to matters of the Delaware LLC Act and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and the federal laws of the United States of America, in each case as in effect on the date hereof.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof.  We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.